UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 20, 2006

Date of Report (Date of earliest event reported)
ATLANTIS PLASTICS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-09487	06-1088270

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1870 THE EXCHANGE, SUITE 200
ATLANTA, GEORGIA
30339

(Address of Principal Executive Offices) (Zip Code)
(800) 497-7659

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 20, 2006, the Company amended its first lien senior secured credit facility with certain lenders; Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as Administrative Agent, Lead Arranger and Sole Bookrunner; and General Electric Capital Corporation, as Syndication Agent (the “Credit Agreement”).
     Borrowings under the Credit Agreement bear interest at a rate based on either LIBOR plus an applicable margin or an index rate (the “Index Rate”) plus an applicable margin. The applicable margin varies according to a pricing grid based on the Company’s leverage ratio. The Company and its lenders amended the maximum leverage ratio and the fixed charge coverage ratio covenants in the Credit Agreement. The amendment also created a new tier to the pricing grid that provides that, if the Company’s leverage ratio exceeds 6.25 to 1, then borrowings under the Credit Agreement will bear interest at a rate based on either (a) LIBOR plus 4.00% or (b) the Index Rate plus 2.00%. The amendment also increased the percentage of Excess Cash Flow (as defined in the Credit Agreement) the Company is required to use to prepay loans under the Credit Agreement from 50 percent to 75 percent..
     Copies of the amendments to the Credit Agreements are filed as Exhibit 10.1 and Exhibit 10.2 hereto. The foregoing description of the amendments to the Credit Agreements does not purport to be complete, and is qualified in its entirety by reference to the full text of such amendments, which is incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
     The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits
Exhibits.

Exhibit
Number	Exhibits

10.1	Second Amendment to Credit Agreement, dated as of December 20, 2006, among certain lenders; Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as Administrative Agent, Lead Arranger and Sole Bookrunner; and General Electric Capital Corporation, as Syndication Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIS PLASTICS, INC.
Date: December 27, 2006	By:	/s/ Paul G. Saari
Paul G. Saari
Senior Vice President, Finance and Chief Financial Officer